Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

June 22, 2022

Allegion plc

Block D, Iveagh Court

Harcourt Road, Dublin 2

Ireland

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Allegion plc, an Irish public limited company (the “Company”), and Allegion US Holding Company Inc., a Delaware corporation (the “Issuer”), in connection with the issuance and sale by the Issuer of the $600,000,000 of 5.411% Senior Notes due 2032 (the “Notes”) under the Securities Act of 1933, as amended (the “Securities Act”), and the issuance by the Company of the Guarantee (as defined below) with respect to the Notes.

In connection with the issuance of the Notes, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and bylaws of the Issuer, (ii) the registration statement on Form S-3 (No. 333-255225) (as amended, the “Registration Statement”), (iii) the underwriting agreement, dated June 7, 2022 (the “Underwriting Agreement”), among the Company, the Issuer and the several underwriters named therein pursuant to which such underwriters have agreed to purchase the Notes issued by the Issuer and unconditionally guaranteed by the Company, (iv) the Indenture, dated as of October 2, 2017 (the “Base Indenture”), among the Company, the Issuer and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association (the “Trustee”), as supplemented by the fourth supplemental indenture, dated as of June 22, 2022, between the Company, the Issuer and the Trustee (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and (v) a duplicate of the global note representing the Notes and the guarantee whose terms are set forth in the Indenture (the “Guarantee”).

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For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and the Issuer.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

In rendering the opinions set forth below, we have assumed that the execution, issuance, delivery and performance by the Company and the Issuer of the Underwriting Agreement, the Indenture, the Notes and its Guarantee, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company or the Issuer.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.

Assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2.

Assuming due authentication of the Notes by the Trustee and upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantee will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form 8-K of the Company filed with the Securities and Exchange Commission in connection with the offer and sale of the Notes by the Issuer. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Securities and Exchange Commission.

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Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP